Exhibit 1.2

SIDE LETTER

This letter confirms the understanding and agreement (the “Agreement”) made as of June 28, 2026, between XCHG Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Company”), and A.G.P./Alliance Global Partners, as placement agent (the “Placement Agent”). The Company and the Placement Agent will be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company and the Placement Agent are parties to certain Placement Agency Agreement, dated as of June 25, 2026 (the “PAA”), which sets forth the Parties’ rights and obligations with respect to the transactions contemplated thereby;

WHEREAS, in due consideration of the promises that the Parties have made to each other in the PAA and therewith, the Parties desire to supplement the PAA in the manner set forth herein;

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement and the PAA, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Placement Agent agree as follows. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings assigned to such terms in the PAA.

ARTICLE I.

SUPPLEMENTS

1.1 The sale of Securities to any purchaser will be evidenced by a securities purchase agreement (the “Purchase Agreement”) between the Company and such purchaser, in a form reasonably acceptable to the Company and the purchaser. Capitalized terms that are not otherwise defined herein or in the PAA have the meanings given to such terms in the Purchase Agreement. Any definition of “Closing” in the PAA which defines the closing of the purchase and sale of the Securities shall be amended and supplemented to include “the individual and collective reference to the closing of the sale of Securities on the initial Closing Date (the “Initial Closing”) and each subsequent closing on or before that date on which the completion of the sale of all Securities in the Offering (the “Final Closing Date”) with one or more purchasers of the purchase and sale of the Securities pursuant to Section 6.”

1.2 The following Section 6 shall be added to the PAA:

2.4 Additional Allocation. The Company hereby acknowledges and agrees that upon the terms and subject to the conditions set forth herein, including the waiver of Section 4.11 of the Purchase Agreement, the Placement Agent has the right to allocate to a purchaser or purchasers, in one or more Closings (each, an “Additional Closing”), exercisable in its sole discretion, in such amounts up to an additional aggregate amount of 1% of the Subscription Amount the Purchaser purchased at the Initial Closing (the “Additional Allocation”) on or before the Final Closing Date, which is the 30 calendar day anniversary of the Initial Closing (the “Additional Allocation Period”) at the Per ADS Purchase Price by delivery of one or more written notices (each, an “Additional Allocation Election Notice”) to the Company during such Additional Allocation Period. Each Additional Closing shall occur on the first (1st) Trading Day after such applicable Additional Allocation Election Notice.

ARTICLE II

MISCELLANEOUS

2.1 The Parties explicitly acknowledge and agree that the terms of the PAA shall be amended and supplemented to reflect the matters set out above and that by countersigning this Agreement, the PAA shall be so amended and supplemented. This Agreement shall be considered an addendum to the PAA for all relevant purposes, reflecting legally binding commitments entered into by Parties.

2.2 This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

2.3 To the extent of any inconsistency between the provisions referred to in this Agreement and the relevant provisions of the PAA, this Agreement shall prevail.

2.4 This Agreement is subject to the same governing law and terms regarding jurisdiction as are set out in the PAA.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

XCHG LIMITED		Address for Notice:

XCharge Europe GmbH, Heselstücken 18, 22453 Hamburg, Germany
By:	/s/ Yifei Hou	c/o XCharge Energy USA Inc, 19121 Marketplace Avenue, Building 2-Suite 2-145, Kyle, TX 78640, United States
Name:	Yifei Hou
Title:	Co-Chief Executive Officer

A.G.P./ALLIANCE GLOBAL PARTNERS

By:	/s/ Thomas Higgins
Name:	Thomas Higgins
Title:	Managing Director

Address for notice:
590 Madison Avenue 28th Floor New York, New York 10022 Attn: Thomas Higgins Email: [ * ]